Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Fourth Quarter and Year Ended December 31, 2023 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — February 22, 2024 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2023 and the declaration of a cash dividend.

For the fourth quarter ended December 31, 2023, revenue increased 4.9% to $1,658.9 million, compared to $1,581.5 million for the same quarter, prior year. Income from operations increased 31.5% to $114.3 million for the fourth quarter ended December 31, 2023, compared to $86.9 million for the same quarter, prior year. Net income increased 63.9% to $61.8 million for the fourth quarter ended December 31, 2023, compared to $37.7 million for the same quarter, prior year. Adjusted EBITDA increased 20.9% to $180.1 million for the fourth quarter ended December 31, 2023, compared to $148.9 million for the same quarter, prior year. Earnings per common share increased 63.6% to $0.36 for the fourth quarter ended December 31, 2023, compared to $0.22 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

For the year ended December 31, 2023, revenue increased 5.2% to $6,664.1 million, compared to $6,333.5 million for the prior year. Income from operations increased 37.6% to $554.9 million for the year ended December 31, 2023, compared to $403.3 million for the prior year. For the year ended December 31, 2023, income from operations included $1.8 million of other operating income, compared to $28.8 million for the prior year. The other operating income for the year ended December 31, 2022, was principally related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund. Net income increased 51.4% to $299.7 million for the year ended December 31, 2023, compared to $198.0 million for the prior year. Adjusted EBITDA increased 24.8% to $807.4 million for the year ended December 31, 2023, compared to $646.9 million for the prior year. Earnings per common share increased 54.9% to $1.91 for the year ended December 31, 2023, compared to $1.23 for the prior year. Adjusted earnings per common share increased 61.8% to $1.99 for the year ended December 31, 2023, compared to $1.23 for the prior year. Adjusted earnings per common share excludes the loss on early retirement of debt and related costs, and their related tax effects for the year ended December 31, 2023. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of December 31, 2023, Select Medical operated 107 critical illness recovery hospitals in 28 states, 33 rehabilitation hospitals in 13 states, 1,933 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 544 occupational health centers in 41 states. At December 31, 2023, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the fourth quarter ended December 31, 2023, revenue for the critical illness recovery hospital segment increased 0.9% to $567.1 million, compared to $561.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 29.4% to $57.4 million for the fourth quarter ended December 31, 2023, compared to $44.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.1% for the fourth quarter ended December 31, 2023, compared to 7.9% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the fourth quarters ended December 31, 2023 and 2022.

For the year ended December 31, 2023, revenue for the critical illness recovery hospital segment increased 2.9% to $2,299.8 million, compared to $2,234.1 million for the prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 121.0% to $246.0 million for the year ended December 31, 2023, compared to $111.3 million for the prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.7% for the year ended December 31, 2023, compared to 5.0% for the prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the years ended December 31, 2023 and 2022.

Rehabilitation Hospital Segment

For the fourth quarter ended December 31, 2023, revenue for the rehabilitation hospital segment increased 9.4% to $260.2 million, compared to $237.9 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 18.4% to $66.3 million for the fourth quarter ended December 31, 2023, compared to $56.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 25.5% for the fourth quarter ended December 31, 2023, compared to 23.6% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2023 and 2022.

For the year ended December 31, 2023, revenue for the rehabilitation hospital segment increased 6.9% to $979.6 million, compared to $916.8 million for the prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 12.0% to $221.9 million for the year ended December 31, 2023, compared to $198.0 million for the prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 22.6% for the year ended December 31, 2023, compared to 21.6% for the prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the years ended December 31, 2023 and 2022.

Outpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2023, revenue for the outpatient rehabilitation segment increased 6.1% to $298.2 million, compared to $281.1 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 40.9% to $22.5 million for the fourth quarter ended December 31, 2023, compared to $15.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 7.5% for the fourth quarter ended December 31, 2023, compared to 5.7% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the fourth quarters ended December 31, 2023 and 2022.

For the year ended December 31, 2023, revenue for the outpatient rehabilitation segment increased 5.7% to $1,188.9 million, compared to $1,125.3 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 9.8% to $111.9 million for the year ended December 31, 2023, compared to $101.9 million for the prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 9.4% for the year ended December 31, 2023, compared to 9.1% for the prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the years ended December 31, 2023 and 2022.

Concentra Segment

For the fourth quarter ended December 31, 2023, revenue for the Concentra segment increased 6.2% to $440.7 million, compared to $415.0 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 9.7% to $68.3 million for the fourth quarter ended December 31, 2023, compared to $62.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 15.5% for the fourth quarter ended December 31, 2023, compared to 15.0% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the fourth quarters ended December 31, 2023 and 2022.

For the year ended December 31, 2023, revenue for the Concentra segment increased 6.6% to $1,838.1 million, compared to $1,724.4 million for the prior year. Adjusted EBITDA for the Concentra segment increased 8.1% to $361.3 million for the year ended December 31, 2023, compared to $334.3 million for the prior year. The Adjusted EBITDA margin for the Concentra segment was 19.7% for the year ended December 31, 2023, compared to 19.4% for the prior year. Certain Concentra key statistics are presented in table VIII of this release for the years ended December 31, 2023 and 2022.

Dividend

On February 13, 2024, Select Medical’s board of directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about March 13, 2024 to stockholders of record as of the close of business on March 1, 2024.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s board of directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s board of directors may deem to be relevant.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2025, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the year ended December 31, 2023. Since the inception of the common stock repurchase program through December 31, 2023, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Business Outlook

Select Medical is issuing its business outlook for 2024. Select Medical expects revenue to be in the range of $6.9 billion to $7.1 billion, Adjusted EBITDA to be in the range of $830 million to $880 million, and fully diluted earnings per share to be in the range of $1.88 to $2.18. A reconciliation of full year 2024 Adjusted EBITDA expectations to net income is presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its results for the fourth quarter and full year ended December 31, 2023, and its business outlook on Friday, February 23, 2024, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical's 2024 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	public threats such as a global pandemic, or widespread outbreak of an infectious disease, similar to the COVID-19 pandemic, could negatively impact patient volumes and revenues, increase labor and other operating costs, disrupt global financial markets, and/or further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	failure to complete or achieve some or all the expected benefits of the potential separation of Concentra;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2023.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$1,581,456	$1,658,856	4.9%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,408,784	1,447,086	2.7
General and administrative	38,763	44,090	13.7
Depreciation and amortization	52,246	53,984	3.3
Total costs and expenses	1,499,793	1,545,160	3.0
Other operating income	5,201	557	N/M
Income from operations	86,864	114,253	31.5
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	6,759	10,195	50.8
Interest expense	(47,341)	(50,800)	7.3
Income before income taxes	46,282	73,648	59.1
Income tax expense	8,570	11,850	38.3
Net income	37,712	61,798	63.9
Less: Net income attributable to non-controlling interests	10,208	15,529	52.1
Net income attributable to Select Medical	$27,504	$46,269	68.2%
Basic and diluted earnings per common share:(1)	$0.22	$0.36

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

II. Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$6,333,538	$6,664,058	5.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	5,600,161	5,732,017	2.4
General and administrative	153,035	170,193	11.2
Depreciation and amortization	205,825	208,742	1.4
Total costs and expenses	5,959,021	6,110,952	2.5
Other operating income	28,766	1,768	N/M
Income from operations	403,283	554,874	37.6
Other income and expense:
Loss on early retirement of debt	—	(14,692)	N/M
Equity in earnings of unconsolidated subsidiaries	26,407	40,813	54.6
Interest expense	(169,111)	(198,639)	17.5
Income before income taxes	260,579	382,356	46.7
Income tax expense	62,553	82,625	32.1
Net income	198,026	299,731	51.4
Less: Net income attributable to non-controlling interests	39,032	56,240	44.1
Net income attributable to Select Medical	$158,994	$243,491	53.1%
Basic and diluted earnings per common share:(1)	$1.23	$1.91

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

III. Earnings per Share

For the Three Months and Years Ended December 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months and years ended December 31, 2022 and 2023:

	Basic and Diluted EPS
	Three Months Ended December 31,		Years Ended December 31,
	2022	2023	2022	2023
Net income	$37,712	$61,798	$198,026	$299,731
Less: net income attributable to non-controlling interests	10,208	15,529	39,032	56,240
Net income attributable to Select Medical	27,504	46,269	158,994	243,491
Less: net income attributable to participating securities	1,002	1,633	5,609	8,773
Net income attributable to common shares	$26,502	$44,636	$153,385	$234,718

The following tables set forth the computation of EPS under the two-class method for the three months and years ended December 31, 2022 and 2023:

	Three Months Ended December 31,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
	(in thousands, except for per share amounts)
Common shares	$26,502	122,511	$0.22	$44,636	123,817	$0.36
Participating securities	1,002	4,630	$0.22	1,633	4,530	$0.36
Total	$27,504			$46,269

	Years Ended December 31,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
	(in thousands, except for per share amounts)
Common shares	$153,385	124,628	$1.23	$234,718	123,105	$1.91
Participating securities	5,609	4,557	$1.23	8,773	4,601	$1.91
Total	$158,994			$243,491

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,
	2022	2023
Assets
Current Assets:
Cash and cash equivalents	$97,906	$84,006
Accounts receivable	941,312	940,335
Other current assets	232,095	233,305
Total Current Assets	1,271,313	1,257,646
Operating lease right-of-use assets	1,169,740	1,188,616
Property and equipment, net	1,001,440	1,023,561
Goodwill	3,484,200	3,513,170
Identifiable intangible assets, net	351,662	329,916
Other assets	386,938	376,722
Total Assets	$7,665,293	$7,689,631
Liabilities and Equity
Current Liabilities:
Payables and accruals	$874,016	$932,736
Current operating lease liabilities	236,784	245,400
Current portion of long-term debt and notes payable	44,351	70,329
Total Current Liabilities	1,155,151	1,248,465
Non-current operating lease liabilities	1,008,394	1,025,867
Long-term debt, net of current portion	3,835,211	3,587,675
Non-current deferred tax liability	169,793	143,306
Other non-current liabilities	106,137	110,303
Total Liabilities	6,274,686	6,115,616
Redeemable non-controlling interests	34,043	26,297
Total Equity	1,356,564	1,547,718
Total Liabilities and Equity	$7,665,293	$7,689,631

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$37,712	$61,798
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	5,019	13,521
Depreciation and amortization	52,246	53,984
Provision for expected credit losses	215	(71)
Equity in earnings of unconsolidated subsidiaries	(6,759)	(10,195)
Gain on sale of assets and businesses	(1,121)	(50)
Stock compensation expense	9,799	11,818
Amortization of debt discount, premium and issuance costs	576	748
Deferred income taxes	14,601	930
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(32,497)	4,170
Other current assets	(7,789)	(12,098)
Other assets	6,841	3,003
Accounts payable and accrued expenses	(65,357)	51,884
Government advances	(942)	—
Net cash provided by operating activities	12,544	179,442
Investing activities
Business combinations, net of cash acquired	(4,960)	(9,085)
Purchases of property and equipment	(55,253)	(60,603)
Proceeds from sale of assets and businesses	2,979	104
Net cash used in investing activities	(57,234)	(69,584)
Financing activities
Borrowings on revolving facilities	275,000	270,000
Payments on revolving facilities	(210,000)	(330,000)
Payments on term loans	—	(5,258)
Borrowings of other debt	4,800	550
Principal payments on other debt	(10,429)	(8,648)
Dividends paid to common stockholders	(15,897)	(16,048)
Repurchase of common stock	(1,914)	(1,709)
Increase (decrease) in overdrafts	(1,301)	280
Proceeds from issuance of non-controlling interests	2,434	2,472
Distributions to and purchases of non-controlling interests	(8,320)	(14,931)
Net cash provided by (used in) financing activities	34,373	(103,292)
Net increase (decrease) in cash and cash equivalents	(10,317)	6,566
Cash and cash equivalents at beginning of period	108,223	77,440
Cash and cash equivalents at end of period	$97,906	$84,006
Supplemental information:
Cash paid for interest, excluding amounts received of $13,352 and $22,465 under the interest rate cap contract	$39,998	$50,564
Cash paid for taxes	7,446	10,008

VI. Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$198,026	$299,731
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	21,911	23,417
Depreciation and amortization	205,825	208,742
Provision for expected credit losses	174	1,030
Equity in earnings of unconsolidated subsidiaries	(26,407)	(40,813)
Loss on extinguishment of debt	—	175
Gain on sale of assets and businesses	(2,714)	(57)
Stock compensation expense	37,755	43,809
Amortization of debt discount, premium and issuance costs	2,272	2,647
Deferred income taxes	7,521	(16,119)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(52,183)	1,156
Other current assets	(4,866)	(29,374)
Other assets	16,491	10,031
Accounts payable and accrued expenses	(35,190)	77,683
Government advances	(83,790)	—
Net cash provided by operating activities	284,825	582,058
Investing activities
Business combinations, net of cash acquired	(26,987)	(29,567)
Purchases of property, equipment, and other assets	(190,372)	(229,200)
Investment in businesses	(17,323)	(9,873)
Proceeds from sale of assets and businesses	8,343	163
Net cash used in investing activities	(226,339)	(268,477)
Financing activities
Borrowings on revolving facilities	1,120,000	905,000
Payments on revolving facilities	(835,000)	(1,070,000)
Proceeds from term loans	—	2,092,232
Payments on term loans	—	(2,113,952)
Borrowings of other debt	25,666	31,399
Principal payments on other debt	(35,594)	(46,946)
Dividends paid to common stockholders	(64,589)	(63,904)
Repurchase of common stock	(195,528)	(12,759)
Decrease in overdrafts	(10,392)	(1,687)
Proceeds from issuance of non-controlling interests	9,530	22,935
Distributions to and purchases of non-controlling interests	(43,107)	(63,531)
Purchase of membership interests of Concentra Group Holdings Parent	(5,876)	(6,268)
Net cash used in financing activities	(34,890)	(327,481)
Net increase (decrease) in cash and cash equivalents	23,596	(13,900)
Cash and cash equivalents at beginning of period	74,310	97,906
Cash and cash equivalents at end of period	$97,906	$84,006
Supplemental information:
Cash paid for interest, excluding amounts received of $19,584 and $82,818 under the interest rate cap contract	$183,453	$272,261
Cash paid for taxes	32,290	88,510

VII. Key Statistics

For the Three Months Ended December 31, 2022 and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	103	107
Revenue (,000)	$561,885	$567,128	0.9%
Number of patient days(b)(c)	287,424	277,470	(3.5)%
Number of admissions(b)(d)	9,275	9,126	(1.6)%
Revenue per patient day(b)(e)	$1,947	$2,037	4.6%
Occupancy rate(b)(f)	70%	66%	(5.7)%
Adjusted EBITDA (,000)	$44,345	$57,384	29.4%
Adjusted EBITDA margin	7.9%	10.1%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	33
Revenue (,000)	$237,855	$260,166	9.4%
Number of patient days(b)(c)	108,857	116,003	6.6%
Number of admissions(b)(d)	7,587	8,264	8.9%
Revenue per patient day(b)(e)	$2,011	$2,063	2.6%
Occupancy rate(b)(f)	85%	85%	0.0%
Adjusted EBITDA (,000)	$56,038	$66,344	18.4%
Adjusted EBITDA margin	23.6%	25.5%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,928	1,933
Working days(g)	63	63
Revenue (,000)	$281,091	$298,235	6.1%
Number of visits(b)(h)	2,408,114	2,672,936	11.0%
Revenue per visit(b)(i)	$102	$100	(2.0)%
Adjusted EBITDA (,000)	$15,948	$22,473	40.9%
Adjusted EBITDA margin	5.7%	7.5%
Concentra
Number of centers operated – end of period(b)	540	544
Working days(g)	63	63
Revenue (,000)	$415,003	$440,740	6.2%
Number of visits(b)(h)	2,975,027	3,010,751	1.2%
Revenue per visit(b)(i)	$130	$137	5.4%
Adjusted EBITDA (,000)	$62,236	$68,288	9.7%
Adjusted EBITDA margin	15.0%	15.5%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

VIII. Key Statistics

For the Years Ended December 31, 2022 and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	103	107
Revenue (,000)	$2,234,132	$2,299,773	2.9%
Number of patient days(b)(c)	1,127,911	1,108,492	(1.7)%
Number of admissions(b)(d)	36,594	36,225	(1.0)%
Revenue per patient day(b)(e)	$1,973	$2,067	4.8%
Occupancy rate(b)(f)	69%	68%	(1.4)%
Adjusted EBITDA (,000)	$111,344	$246,015	121.0%
Adjusted EBITDA margin	5.0%	10.7%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	33
Revenue (,000)	$916,763	$979,585	6.9%
Number of patient days(b)(c)	430,547	446,145	3.6%
Number of admissions(b)(d)	29,736	31,627	6.4%
Revenue per patient day(b)(e)	$1,953	$2,017	3.3%
Occupancy rate(b)(f)	85%	85%	0.0%
Adjusted EBITDA (,000)	$198,034	$221,875	12.0%
Adjusted EBITDA margin	21.6%	22.6%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,928	1,933
Working days(g)	255	254
Revenue (,000)	$1,125,282	$1,188,914	5.7%
Number of visits(b)(h)	9,573,980	10,657,558	11.3%
Revenue per visit(b)(i)	$103	$100	(2.9)%
Adjusted EBITDA (,000)	$101,860	$111,868	9.8%
Adjusted EBITDA margin	9.1%	9.4%
Concentra
Number of centers operated – end of period(b)	540	544
Working days(g)	255	254
Revenue (,000)	$1,724,359	$1,838,081	6.6%
Number of visits(b)(h)	12,579,468	12,777,632	1.6%
Revenue per visit(b)(i)	$127	$135	6.3%
Adjusted EBITDA (,000)	$334,337	$361,334	8.1%
Adjusted EBITDA margin	19.4%	19.7%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2022 and 2023

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2023	2022	2023
Net income	$37,712	$61,798	$198,026	$299,731
Income tax expense	8,570	11,850	62,553	82,625
Interest expense	47,341	50,800	169,111	198,639
Equity in earnings of unconsolidated subsidiaries	(6,759)	(10,195)	(26,407)	(40,813)
Loss on early retirement of debt	—	—	—	14,692
Income from operations	$86,864	$114,253	$403,283	$554,874
Stock compensation expense:
Included in general and administrative	8,560	9,658	30,555	36,041
Included in cost of services	1,239	2,161	7,200	7,768
Depreciation and amortization	52,246	53,984	205,825	208,742
Adjusted EBITDA	$148,909	$180,056	$646,863	$807,425

Critical illness recovery hospital	$44,345	$57,384	$111,344	$246,015
Rehabilitation hospital	56,038	66,344	198,034	221,875
Outpatient rehabilitation	15,948	22,473	101,860	111,868
Concentra	62,236	68,288	334,337	361,334
Other(a)	(29,658)	(34,433)	(98,712)	(133,667)
Adjusted EBITDA	$148,909	$180,056	$646,863	$807,425

(a)	Other primarily includes general and administrative costs and other operating income, as discussed further above.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Years Ended December 31, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis. There were no adjustments to earnings per common share for the three months ended December 31, 2022 and 2023.

	Years Ended December 31,
	2022	Per Share(a)	2023	Per Share(a)
Net income attributable to common shares(a)	$153,385	$1.23	$234,718	$1.91
Adjustments:(b)
Loss on early retirement of debt, net of tax	—	—	10,019	0.08
Adjusted net income attributable to common shares	$153,385	$1.23	$244,737	$1.99

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

XI. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2024

(In millions, unaudited)

The following is a reconciliation of full year 2024 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2024 expectations

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$243	$282
Net income attributable to non-controlling interests	59	61
Net income	302	343
Income tax expense	95	108
Interest expense	217	217
Equity in earnings of unconsolidated subsidiaries	(43)	(47)
Income from operations	571	621
Stock compensation expense	48	48
Depreciation and amortization	211	211
Adjusted EBITDA	$830	$880